UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 13, 2009

LEAPFROG ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31396	95-4652013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6401 Hollis Street, Suite 100 Emeryville, California		94608-1071
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 420-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS.

Item 1.01.	Entry Into a Material Definitive Agreement

On August 13, 2009, LeapFrog Enterprises, Inc. (“LeapFrog” or “we”), certain financial institutions (“Lenders”) and Bank of America, N.A., as agent for the Lenders (the “Agent”) entered into an Amended and Restated Loan and Security Agreement for a $75 million asset-based revolving credit facility (“Loan Agreement”). The maturity date of the facility is August 13, 2012, at which time any borrowings under the facility must be repaid. We may make voluntary prepayments of borrowings at any time. Provided there is no default under the Loan Agreement and subject to availability of additional credit, we may elect, without the consent of any of the Lenders, to increase the size of the credit facility under the Loan Agreement up to an aggregate of $150 million.

This new credit facility supersedes and replaces our previous $100 million credit facility under that certain Credit Agreement dated as of November 8, 2005 by and among LeapFrog, certain financial institutions and the Agent, as amended, which would have otherwise expired in November 2010 and has been terminated as of August 13, 2009 in connection with the signing of the Loan Agreement (the “Terminated Agreement”). We decided to enter into a $75 million facility instead of a new $100 million facility based on our expected reduced credit requirements and the current high cost of credit.

The Loan Agreement includes the following terms that are substantially similar to those of the Terminated Agreement:

•

The borrowing availability varies according to the levels of our accounts receivable, inventory, and cash and investment securities deposited in secured accounts with the Agent or other Lenders. Subject to the level of this borrowing base, we may make and repay borrowings from time to time until the maturity of the facility.

•

The interest rate is, at our election, the Agent’s prime rate (or base rate) or a LIBOR rate defined in the Loan Agreement, plus, in each case, an applicable margin. The applicable margin for a loan depends on the average monthly usage and the type of loan.

•

The Loan Agreement contains customary events of default, including payment failures; failure to comply with covenants; failure to satisfy other obligations under the credit agreements or related documents; defaults in respect of other indebtedness; bankruptcy, insolvency and inability to pay debts when due; material judgments; change-in-control provisions and the invalidity of the guaranty or security agreements. If any event of default under the Loan Agreement occurs, the Agent or the other Lenders may terminate their respective commitments, declare immediately due all borrowings under the facility and foreclose on the collateral. A cross-default provision applies if a default occurs on other indebtedness in excess of $5 million and the applicable grace period in respect of the indebtedness has expired, such that the lender of, or trustee for, the defaulted indebtedness has the right to accelerate.

•	We have granted a security interest in substantially all of our assets to the Agent as security for our obligations under the facility.

•

We are required to maintain a ratio of EBITDA to fixed charges, each as defined in the Loan Agreement, of at least 1.1 to 1.0 when the covenant is required to be tested (compared to 1.0 to 1.0 under the Terminated Agreement). As with the Terminated Agreement, the ratio is measured only if certain borrowing-availability thresholds are not met.

Under the Loan Agreement for the new credit facility, the interest rate is, initially, for LIBOR rate loans, 4.00% over the LIBOR rate or, for base rate loans, 3.00% over the Agent’s prime rate. After six months the interest rate will vary based on borrowing availability.

The Agent and certain of the Lenders, as well as certain of the lenders under the Terminated Agreement, and their affiliates engage in transactions with, and perform services for, us and our affiliates in the ordinary course of business and have engaged, and may in the future engage, in other commercial banking transactions and investment banking, financial advisory and other financial services transactions with us and our affiliates.

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth above under Item 1.01 regarding the Terminated Agreement is hereby incorporated by reference into this Item 1.02.

SECTION 2. FINANCIAL INFORMATION.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeapFrog Enterprises, Inc. (Registrant)

	By:	/s/ William B. Chiasson
Date: August 13, 2009		William B. Chiasson Chief Financial Officer

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